CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Euro Fixed Rate Senior Bearer Notes Due 2016	$2,024,847,594.00	$235,084.81

(1)	The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of $1.3569 per €1.00 as of February 16, 2011.

PROSPECTUS Dated December 23, 2008 PROSPECTUS SUPPLEMENT Dated December 23, 2008	Pricing Supplement No. 686 to Registration Statement No. 333-156423 Dated February 16, 2011 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES G
Euro Fixed Rate Senior Bearer Notes Due 2016

We, Morgan Stanley, may not redeem the Global Medium-Term Notes, Series G, Euro Fixed Rate Senior Bearer Notes Due 2016 (the “notes”) prior to the maturity thereof other than under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.

Application will be made to the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) for the notes described herein to be admitted to the Official List of the UK Listing Authority and application will be made to the London Stock Exchange plc for such notes to be admitted to trading on the Regulated Market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.

This document constitutes the pricing supplement relating to the issuance of notes described herein.

We will issue the notes only in bearer form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes” and in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities”, in each case subject to and as modified by the provisions described below.

Principal Amount:	Euro 1,500,000,000	Interest Payment Dates:	Each February 23, commencing
Maturity Date:	February 23, 2016		February 23, 2012
Settlement Date		Business Days:	London, TARGET Settlement Day and
(Original Issue Date):	February 23, 2011		New York
Interest Accrual Date:	February 23, 2011	Business Day Convention:	Following unadjusted
Issue Price:	99.484%	Specified Denominations:	Euro 50, 000 and integral multiples of
Specified Currency:	Euro		Euro 1,000 in excess thereof up to and
Redemption Percentage			including Euro 99,000. No notes in
at Maturity:	100%		definitive form will be issued with a
Interest Rate:	4.5% per annum (calculated on		denomination above Euro 99,000.
	an actual (ICMA) day	ISIN:	XS0594515966
	count basis)	Common Code:	059451596
Interest Payment Period:	Annual	Form:	Bearer; New Global Note form
(intended to be Eurosystem eligible)
		Other Provisions:	None

We describe how interest is accrued and paid, including where a scheduled interest payment date is not a business day (the following unadjusted business day convention), under “Description of Debt Securities—Fixed Rate Debt Securities” in the accompanying prospectus.

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement or the prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

MORGAN STANLEY MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC
ABN AMRO BANK	BANCA IMI	CAJA MADRID
COMMERZBANK	DANSKE BANK	KBC INTERNATIONAL GROUP
MPS CAPITAL SERVICES	SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING

So long as the notes are represented by a temporary global bearer note or permanent global bearer note and the relevant clearing system(s) so permit, the notes will be tradeable only in the minimum authorized denomination of Euro 50,000 and higher integral multiples of Euro 1,000, notwithstanding that no definitive notes will be issued with a denomination above Euro 99,000.

Supplemental Information Concerning Plan of Distribution

On February 16, 2011, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.134%, plus accrued interest, if any, which we refer to as the “purchase price” for the notes.  The purchase price equals the stated issue price of 99.484%, plus accrued interest, if any, less a combined management and underwriting commission of 0.35% of the principal amount of the notes.

Name	Principal Amount of Notes
Morgan Stanley & Co. International plc	Euro 1,230,000,000
Mitsubishi UFJ Securities International plc	150,000,000
ABN AMRO Bank N.V.	15,000,000
Banca IMI S.p.A.	15,000,000
Caja de Ahorros y Monte de Piedad de Madrid	15,000,000
Commerzbank Aktiengesellschaft	15,000,000
Danske Bank A/S	15,000,000
KBC Bank NV	15,000,000
MPS Capital Services Spa	15,000,000
Société Générale	15,000,000
Total	Euro 1,500,000,000

Morgan Stanley & Co. International plc is our wholly-owned subsidiary. Mitsubishi UFJ Financial Group, Inc., the ultimate parent of Mitsubishi UFJ Securities International plc (one of the managers), holds an approximately 19.6% interest in Morgan Stanley (assuming full conversion of our convertible preferred stock that Mitsubishi UFJ Financial Group, Inc. currently owns).

PS-2